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                                         Exhibit 99-1

Investor Contact:  Bruce V. Thomas      Media:  Burton W. Rice, CFA
                   President and CEO            Corporate Communications
                   (804) 287-5690               (615) 254-3376


                  CADMUS COMMUNICATIONS NAMES BRUCE G. WILLIS
                       AS INTERIM CHIEF FINANCIAL OFFICER

Richmond, Va. (July 18, 2001) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) ("Cadmus") today announced that Bruce G. Willis will be serving as chief financial officer on an interim basis, replacing David E. Bosher who is joining another Richmond-based company. Willis joined Cadmus in 1991 and has previously served as the Company's Vice President and Controller. Bosher will remain a consultant to Cadmus while a search is underway for a permanent replacement.

Bruce V. Thomas, president and chief executive officer, remarked, ``We sincerely appreciate the significant contributions that Dave Bosher has made to the past progress of Cadmus during the eight years in which he has been part of our executive team. We are pleased that he has agreed to serve as a consultant to the Company during this transition. Our objective now will be to select an individual as expeditiously as possible who can provide the leadership in our financial area that complements our strategic objectives.''

Thomas added, "We plan to report financial results for our June 30, 2001 fiscal year as scheduled on August 2, 2001. Preliminary indications are that earnings for the fourth quarter and full fiscal year, before restructuring and other charges, were in line with our expectations and will be consistent with published estimates."

Cadmus Communications Corporation is a specialized content management company that also offers end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of content management and production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at http://www.cadmus.com.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) the ability of the Company to develop and market new capabilities and services to take advantage of changes in the STM journals publishing process and the Company's content management business, (3) continuing competitive pricing in the markets in which the Company competes, (4) the gain or loss of significant customers or the decrease in demand from existing customers, (5) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (6) changes in the Company's product sales mix, (7) the impact of industry consolidation among key customers, (8) the ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and (9) the ability of the Company to operate profitably and effectively with high levels of indebtedness. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.